EXHIBIT 10.5

De Beira Goldfields Inc.
1530 Duthie Avenue
Burnaby, British Columbia
Canada, V5A 2R6

Attention: Mr. Klaus Eckhof

July 5, 2006

Dear Klaus

Re: Letter Agreement - Option to Joint Venture – Suyckutambo Silver Project

Based on our recent discussions, we set out below the terms of this binding Letter of Understanding (“LOU”) between Goldplata Resources Peru S.A.C. (“Gold Peru”), Goldplata Resources Inc. (“Goldplata”) (collectively referred to as the “Owners”) and De Beira Goldfields Inc. (“De Beira”).  In this LOU, Gold Peru, Goldplata, and De Beira are collectively referred to as the “Parties”.

The Parties agree to the following principal terms whereby the Owners grant an Option to De Beira to earn a majority undivided ownership interest (the “Ownership Interest”) in mineral rights held by Gold Peru in the Suyckutambo Silver Project in Peru (the “Project”) as described in Annex A attached and shown for illustration purposes only, on the map attached as Annex B (the “Property”).

The Annexes form part of this LOU and have the same force and effect as if set out in the body of this LOU and any reference to this LOU includes the Annexes.

The Parties agree as follows:

1.

The Owners hereby grant to De Beira an exclusive and irrevocable option (the “Option”) exercisable in De Beira’s sole discretion to earn an initial 65% Ownership Interest in the mineral rights within the Property by solely incurring total exploration expenditures (“Exploration Expenditures”) of US$4 million in accordance with the terms of this LOU, within a period of 3 years (the “Option Period”).  The Option Period begins from the date of the Diligence Notice (as hereinafter defined).  No Ownership Interest in the Property will have been earned by De Beira until the required Exploration Expenditures have been incurred and paid.

2.

To maintain the Option, De Beira must incur and pay:

Exploration Expenditures on the Property of at least US$500,000 not later than one (1) year from the commencement of the Option Period;

Exploration Expenditures on the Property of at least an additional US$1,000,000 not later than two (2) years from the commencement of the Option Period; and

Exploration Expenditures on the Property of at least an additional US$2,500,000 not later than (3) years from the commencement of the Option Period.

Subject to Section 4, if De Beira does not make the expenditures required by Section 2 during the Option Period then the Option will lapse and De Beira will have no further rights under this LOU.  For greater certainty, De Beira will not earn or have a right or claim to any Ownership Interest in the Property or the Project unless it spends a total of US $4,000,000 during the Option Period in accordance with the terms hereof.

3.

Upon De Beira incurring and paying Exploration Expenditures in the amounts and in the manner provided for in Section 2, it is agreed that the Owners will convey to De Beira a 65% Ownership Interest in the Property.

4.

Notwithstanding Section 1 above, De Beira agrees that it shall make the Exploration Expenditures referred to in Section 2 above.  De Beira may not withdraw from this LOU after the start of the Option Period until it either (i) incurs at least US$500,000 in Exploration Expenditures; or (ii) pays US$500,000 to Goldplata.  Subject to the satisfaction of the condition stipulated in (i) or (ii) of this Section, De Beira may withdraw from this LOU with immediate effect, by giving notice in writing to the Owners of such withdrawal, at any time and prior to it having earned its 65% interest in the Project.

5.

(a)

Upon De Beira earning a 65% Ownership Interest in the Property, De Beira will have 60 days to elect (the “Election”) in writing to the Owners to earn an additional 5% (to 70%) Ownership Interest by (i) solely funding, at the expense of De Beira, and completing a bankable feasibility study on the Property within three (3) years from the date of the Election; or (ii) solely funding and incurring Exploration Expenditures on the Property of an additional $6,000,000 within three (3) years from the date of the Election.

(b)

De Beira will not earn the additional 5% (to 70%) Ownership Interest in the Property pursuant to section (a) above unless it has satisfied either of the conditions above within the prescribed time.

(c)

Upon the earlier of (i) De Beira failing to make the Election, (ii) making the Election but failing to satisfy either of the conditions in (a) above within the prescribed time or (iii) making the Election and satisfying either of the conditions in (a) above within the prescribed time; the Parties shall enter into a Joint Venture Agreement and all future funding with respect to the Property shall be made pursuant to the Joint Venture Agreement.

6.

During the Option Period and any additional three (3) year period as a result of the Election, work will be carried out under the direction of an exploration committee (“Exploration Committee”) comprising of representatives of the Owners and of De Beira with representatives of De Beira having majority voting rights with respect to the design and implementation of Exploration Expenditures and the disbursement of funds for exploration expenditures.  The Committee will meet at least once a year, or as agreed by the committee members, to review and plan the next stage of exploration. The duties of the Exploration Committee will include (without limitation) setting the programme and budget, making cash calls for Exploration Expenditures on De Beira and supervising and reviewing the work of the Operator (as hereinafter defined).  The Chairman of the Exploration Committee will be a representative of De Beira or his nominated representative who will give approval in writing, on behalf of the Exploration Committee, of all Exploration Expenditures before they are incurred.

7.

Initial exploration will be carried out by field crews and geologists employed by or contracted by the Owners under the direction of the Exploration Committee. The costs of such personnel as employed or contracted by the Owners will be invoiced in respect of the Project to the Operator at their daily cost to the Owners plus such personnel's costs and expenses with an administrative charge of US$ 4,000 per month levied by the Owners for the months in which Exploration Expenditures have been incurred.  De Beira will be entitled to see such invoices and any reasonable supporting evidence upon request by it to the Owners.  These costs and expenses will form part of the Exploration Expenditures on the Property and will be included in the amounts expended by De Beira for the purposes of meeting the total expenditures for the purposes of Sections 2 and 5, as applicable.

8.

Funds will be forwarded by De Beira whilst it is solely funding the Project to Gold Peru whilst it is Operator, against cash calls requested by the Exploration Committee against planned programmes.  This funding structure may be changed by mutual agreement.  Any VAT refunds obtained by Gold Peru in relation to expenditures made under this LOU will be utilized for further exploration expenditures. The amounts paid by De Beira to Gold Peru pursuant to cash calls, together with any amounts paid directly by De Beira to any third party (as directed by the Exploration Committee) in respect of the Property, will be Exploration Expenditures made by De Beira for the purposes of meeting the total Exploration Expenditures for the purposes of Sections 2 and 5, as applicable.

9.

During the Option Period and any additional three (3) year period as a result of the Election, De Beira may in its discretion assign one or two full time employees to act as consultants and advisors to the Owners’ team undertaking exploration of the Property, such employees to be nominated by De Beira at its sole discretion.  These employees will be rotated at intervals to be decided by De Beira and will at all times remain employees of De Beira.  The costs of such personnel as employed by De Beira will be at its own expense and will not form part of the Exploration Expenditures on the Property and will not be included in the Exploration Expenditures by De Beira for the purposes of meeting the total Exploration Expenditures for the purposes of Sections 2 and 5, as applicable. De Beira shall remain fully responsible and liable for such employees and agrees to indemnify the Owners for any actions of such Employees.

10.

During the Option Period and any additional three (3) year period as a result of the Election, Gold Peru will be the operator of the exploration programme (the “Operator”) and will:

(a)

comply with all applicable laws, rules and regulations, leases, permits, licences and other consents relating to the Property and the mineral rights comprised therein and will carry out the exploration works to industry standards customary in Peru for like situated projects;

(b)

make or arrange for all payments required to be made under all relevant leases, permits, licences, concessions, contracts and any other agreements in relation to the Property and all mineral rights comprised therein and do all other acts as are reasonably necessary to maintain the Property and the mineral rights comprised therein;

(c)

no later than 30 days after the end of every calendar quarter, provide De Beira with reports showing in reasonable detail the work performed, the expenditures incurred and the results obtained in the preceding quarter;

(d)

maintain accounts of expenditures in accordance with generally accepted accounting standards and any legislative and regulatory requirements.  De Beira will, at its own cost, have the right to inspect and audit such accounts upon giving 48 hours notice to the Owners and may appoint any such third parties, at the sole expense of De Beira as it considers necessary to assist in the process of inspection and audit. Such third parties must sign a confidentiality agreement acceptable to the Owners prior to being granted access to any documents or the Property;

(e)

immediately inform De Beira of any occurrence or non-occurrence that may affect the validity or good standing of the mineral rights comprising the Property;

(f)

immediately inform De Beira of any material and adverse environmental, health or safety event or issue.  If any such communication is verbal it will as soon as possible thereafter, with time of the essence, be followed by a detailed written report.

In the event of material or persistent breach of any of these obligations as Operator by Gold Peru which have not been remedied within 60 days of notice of such breach from De Beira, the Exploration Committee will be entitled to remove Gold Peru as Operator forthwith and replace it with another Operator as agreed by the De Beira and the Owners.

11.

Either Party may give notice in writing at any time to the Other Party that it wishes to enter into a more detailed Joint Venture Agreement and the Parties will use their respective best efforts to negotiate in good faith and sign such a Joint Venture Agreement (the “Final Agreement”), for registration in Peru within 60 days of the date of such notice, it being agreed by the parties that actual registration of the Joint Venture Agreement in Peru may take longer than 60 days.  The Final Agreement will include the terms of this LOU in respect of the Option and also the concepts outlined in Clause 15 in respect of the terms of the joint venture to apply if De Beira earns its 65% interest in the Project.  Upon completion of the Final Agreement, this LOU will terminate.  If, as and when De Beira earns its 65% interest, Gold Peru will hold such 65% interest in the Property in trust for De Beira until the Final Agreement is executed by the Parties and registered in Peru.  All costs and expenses in respect of the Final Agreements and any related agreements shall be paid by the Party incurring such costs and expenses.

12.

In this LOU and in the Final Agreement referred to in Clause 11 above, “Exploration Expenditures” means all cash, expenses and obligations funded, spent or incurred directly or indirectly on exploration, evaluation and development activities on or for the Property. Such Exploration Expenditures include, but are not limited to, land payments, fees, taxes and charges required to obtain and keep the mineral rights in good standing; all expenditures for geophysical, geo-chemical and geological work; all expenditures for surveys, drilling, assays, metallurgical testing, engineering, construction and all other expenditure directly benefiting the Property and the work thereon.

13.

The Parties agree to an Area of Interest of 30 kms around the Property as defined on the Map in Annex D.  If any Party or its Affiliates obtains mineral rights within this Area of Interest after the date of this LOU those mineral rights will form part of the terms of this LOU and shall be added to the Property.

14.

The Owners, jointly and severally, hereby represent and warrant to De Beira that:

•

Gold Peru will initiate actions within 60 days of the date hereof to cause itself within one (1) year from the date of the Diligence Notice (the “Expiry Date”) to be the 100% legal and beneficial owner of the Property and all mineral rights comprised therein and that it will, not later than the Expiry Date, hold the Property and all mineral rights contained therein free and clear of all liens, encumbrances, royalties, options, leases or any contractual commitments;

•

Gold Peru will initiate actions within 60 days of the date hereof to cause itself within one (1) year from the date of the Diligence Notice to have the legal right, without the requirement for any approval or consent other than its own and governmental entities, to grant the rights hereunder, without the requirement for any approval or consent other than its own and governmental entities, to De Beira;

•

Gold Peru will initiate actions within 60 days of the date hereof to cause itself within one (1) year from the date of the Diligence Notice to have, the right and licences to explore for copper, gold, silver and other minerals on or over the Property free from all liens and encumbrances and the same will be valid and subsisting and not contravened by this LOU;

•

They will not be in breach or in conflict with any agreement or arrangement, or applicable law, by entering into or performing under the terms of this LOU;

•

The Property is in good standing and all assessment work, reports, fees and payments and other requirements to maintain the Property are current, correct and completely up-to-date;

•

They have delivered or made available to De Beira all material information concerning the Property and the mineral rights comprised therein in their possession or control;

•

They have not received any claim or notice of any, and to the best of their knowledge and belief there are no, actual, pending or threatened lawsuits or administrative actions in respect of the Property or the mineral rights comprised therein;

•

To the best of their knowledge and belief all previous work done by them on the Property has been in accordance with applicable law and reasonable mining, environmental and business practice;

•

They will not sell or otherwise dispose of, alienate or create any encumbrances over the Property or any part thereof or all or any mineral right which is the subject of this LOU or any licences or other permits required for the purposes of this LOU and exploration and development of such Property and all mineral rights without the prior written consent of De Beira.

15.

The Final Agreements will include the following principles which will apply at the time that De Beira has exercised the Option and accumulates its 65% Ownership Interest in the Property:

(a)

the Parties will share all costs and expenses and revenues, according to approved programmes and budgets, pro rata to their then Ownership Interest in the Property;

(b)

dilution of a Party's interest, according to deemed contributions and actual contributions, should either Party elect not to contribute its proportionate share of the costs and expenses of the Joint Venture;

(c)

Gold Peru (and its Affiliates and their respective successors and assigns) shall be entitled to Gross Over Riding Royalties (as defined in Annex C) of two percent (2%) and, concurrently with the execution of the Final Agreement, the Joint Venture shall execute and deliver to Gold Peru (or its nominee, La Muriel Mining Corporation, 1602 South Parker Road, Suite 203, Denver, Colorado, USA 80231) a royalty agreement (the “Royalty Agreement”) in the form of Annex C;

(d)

a pre-emptive right of acquisition by a party on the proposed transfer by the other Party of its Ownership Interest in the Joint Venture, excepting transfers to Affiliates (and excluding transfers by Gold Peru to facilitate public offerings);

(e)

any monies spent on the Property by the Parties hereto prior to the completion of a bankable feasibility study shall be treated as loans to the Joint Venture and shall be recoverable from 50% of the available cash flows from the Project, prior to any dividend payments to the Joint Venture participants [from such 50% portion of the cash flows from the Project].  For the purposes hereof available cash flow means cash flow from the operation of the Project after full provision for all operating and non-operating costs, expenses and charges of every nature or kind whatsoever, direct conducted on or incurred in respect of the Property or the Joint Venture, including without limitation, all third party debt obligations;

(f)

management of the Project by a management committee, which will make decisions by majority vote, with each Party having a vote equal to its percentage Ownership Interest in the Property;

(g)

if the feasibility study for the construction and development of a mine on the Property concludes that such mine will achieve at least a fifteen percent (15%) internal rate of return, the Parties shall cause its nominees on the management committee to vote in such a manner as to cause such study to be approved and to cause the Joint Venture to proceed with the design, construction and development of such mine in accordance with the feasibility study as it may be amended from time to time by the management committee.

(h)

appointment of De Beira as the manager and operator during the Joint Venture (or Gold Peru or its Affiliates should De Beira be diluted below 50% after the Option Period), with responsibility to conduct all operations in a good, workmanlike and efficient manner and to the standards of health, safety, environmental management and community relations customary in Peru for like situated projects;

(i)

structure of the Joint Venture, whether as an S.A.C., a contractual Joint Venture or such other form as will be mutually the most advantageous to De Beira and the Owners with regard to investment, operations and taxation;

(j)

incorporation of the terms of the Royalty Agreement substantially in accordance with Annex C which imposes Gross Overriding Royalties of 2% in favour of Gold Peru (or its nominee), its Affiliates and their respective successors or assigns, on the properties referred to in the Royalty Agreement which will be borne by the Joint Venture.

16.

The Owners hereby grant De Beira a period of 30 days from the date hereof (the “Due Diligence Period”) to perform due diligence on the Property and the Project and the Owners shall provide De Beira access to the Property and the Project as it may reasonably require in order to perform its due diligence. Within seven (7) days of the expiry of the Due Diligence Period De Beira may provide the Owners with a notice (the “Due Diligence Notice”) indicating its intent to be bound by this LOU in its entirety and to activate the Option Period. If the Owners do not receive the Due Diligence Notice within the prescribed time this LOU shall terminate.

17.

Any notice, election, report, payment or other correspondence required or permitted in accordance with this LOU will be in writing and sent by courier or facsimile and addressed as follows.

If to De Beira:

De Beira, (Attn. Mr Klaus Eckhof)
30 Ledgar Road

Balcatta, Western Australia 6021

FAX:

+ 61 8 9240 2406

If to Goldplata:

Goldplata, ( Attn. Michel Juilland)

9 Lotissement Mont Joyeux,
Cayenne, French Guiana

                        97300

FAX:

594 594 298500

If to Gold Peru:

Calle Marcela Castro (ex-Bilbao) Nº 171,

Lima 21

Perú.

FAX:

Any such notice, election, report, payment or other correspondence will be deemed to have been received in the case of delivery by courier, when delivered or in the case of facsimile, on acknowledgement of the addressee's facsimile receiving equipment (where such acknowledgement occurs before 17:00 hours on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.

18.

The Parties agree that this LOU is a legally binding document in respect of the rights and obligations of the Parties during the Option Period (as the same may be extended as a consequence of the Election).  Notwithstanding the legally binding nature of the terms of this LOU, the Parties agree to use their best efforts, in good faith, to ensure that the Final Agreement, for registration in the applicable jurisdictions, are executed and delivered within the timeframes set out in this LOU. The Parties agree to file all such documents in Peru as are necessary to protect the Parties.

19.

Any information or data obtained in connection with the performance of this LOU is strictly confidential.  Neither the Owners nor De Beira will, unless believed to be required by law or regulatory authority, make any public statement concerning this LOU or the activities contemplated herein without the prior consent of the other, which consent will not be unreasonably delayed or withheld.

20.

Subject to the other terms of this LOU, upon written notice to the Owners, De Beira may withdraw from and terminate this LOU with immediate effect at any time, including in the event of material or persistent breach of the same by the Owners.  Upon any such termination of this LOU by De Beira, De Beira will cease to have any further obligations to the Owners under the terms of this LOU except for the liabilities for actions of De Beira and its representatives prior to termination.

21.

All due dates for expenditures and payments in this LOU will be extended for such time as access to the Property and/or work on it is prevented by any condition of force majeure.

22.

Either party may transfer its interest under this LOU to an Affiliate, provided that such Affiliate accepts in writing the terms of this LOU.

23.

No party is permitted to transfer its rights and obligations under this LOU to a non-Affiliate without the prior written consent of the other Party.

24.

In this LOU Affiliate means any company controlled by or under common control with a party hereto. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

25.

The Parties further agree that:

(a)

except as otherwise set forth herein, no failure or delay by the Owners in exercising any right or power under this LOU will operate as a waiver of such right or power and no single or partial exercise of such right or power or the exercise of any other right or power will operate as a waiver of such right or power by the Owners;

(b)

neither Goldplata, Gold Peru nor their respective representatives have made any representation or warranty to De Beira as to the accuracy, completeness or sufficiency of any information with respect to the Project, the Property or the mineral rights comprised therein and neither  Goldplata, Gold Peru nor their respective representatives shall have any liability to De Beira or any of its representatives resulting from errors or omissions in such information or the use of such information.

(c)

this LOU constitutes the entire agreement and understanding of the Parties. All prior discussions, correspondence, negotiations and understandings or any other exchanges between the Parties are merged herein and superseded hereby;

(d)

no amendment of this LOU will be valid or of any force unless reduced to writing and signed by authorized representatives of the Parties;

(e)

nothing in this LOU will constitute the Parties a partner of the other, nor will the execution, completion and implementation of this LOU confer on any Party any power to bind or impose any obligations to any third parties on the other Party or to pledge the credit of the other Party;

(f)

if any provision of this LOU will be invalid, illegal or unenforceable, it will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision will be severed from this LOU and the parties shall negotiate in good faith to modify the LOU to preserve each party’s anticipated benefits hereunder.  In either case the validity, legality and enforceability of the remaining provisions of this LOU will not in any way be affected or impaired thereby;

(g)

this LOU may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered will constitute an original, but all the counterparts will together constitute but one and the same instrument;

(h)

this Agreement shall be governed by and construed in accordance with the laws of Ontario and shall be treated, in all respects, as an Ontario contract.  All disputes or other matters arising hereunder or related hereto shall be tried in the proper Courts of the Province of Ontario and each party hereto irrevocably attorns to and submits to the jurisdiction of the Courts of Ontario with respect to any such dispute or matter.

Please indicate your acceptance of this Letter of Understanding by signing and returning the enclosed copy of this letter.

Yours sincerely,

/s/ Michel Juilland

Michel Juilland

EXECUTED and DELIVERED As a DEED by KLAUS P ECKHOF For and on behalf of DE BEIRA GOLDFIELDS INC.	) ) ) ) )	/s/ Klaus P. Eckhof
	) ) ) )	/s/ Michel Juilland
In the presence of:

We hereby agree to the terms of this LOU.

EXECUTED and DELIVERED As a DEED by Michel Juilland For and on behalf of GOLDPLATA RESOURCES INC.	) ) ) ) )	/s/ Michel Juilland
) ) ) )
In the presence of:

EXECUTED and DELIVERED As a DEED by Michel Juilland For and on behalf of GOLDPLATA RESOURCES PERU S.A.C.	) ) ) ) )	/s/ Michel Juilland
) ) ) )
In the presence of:

ANNEX A
SUYCKUTAMBO LICENSES AND CONCESSION CONTRACTS

License Number	Holder

Concession Contract Number	Holder

ANNEX B

ANNEX C

NET SMELTER RETURNS ROYALTY AGREEMENT

Between

[Joint Venture]

and

[Goldplata Resources Peru S.A.C. (or its nominee)]

Dated:

TABLE OF CONTENTS

Page
Article 1 INTERPRETATION 1
1.1 Definitions 1
1.2 Exhibits 2
1.3 Governing Law 2
1.4 Severability 2
1.5 Calculation of Time 3
1.6 Headings 3
1.7 Other Matters of Interpretation 3
Article 2 ROYALTY DESCRIPTION 3
2.1 Royalty Reserved 3
2.2 Interest in Land 4
Article 3 OPERATION OF THE PROPERTIES 4
3.1 JVCO to Determine Operations 4
3.2 Insurance 4
3.3 Co-mingling 5
Article 4 ASSIGNMENT 5
4.1 Assignment by the Royalty Holder 5
4.2 Multiple Parties 5
4.3 Assignment by JVCO 5
Article 5 PAYMENTS 6
5.1 Payment Obligation 6
5.2 Provisional Settlements 6
5.3 Due Payment 6
5.4 Gross Overriding Royalty Statements 6
5.5 Adjustments 7
5.6 Conversion of Currency 7
5.7 Wire Transfer 7
5.8 Trading Activities of JVCO 8
5.9 Books and Records 8
Article 6 INDEMNITY 8
6.1 Indemnity 8
6.2 Limitation 8
Article 7 DISPUTE RESOLUTION 8
7.1 Mandatory Arbitration of Disputes 8
7.2 Demand for Arbitration 9
7.3 Arbitration Panel 9
7.4 Commencement of Proceedings 9
7.5 Arbitration Award 9

-i-

TABLE OF CONTENTS

(continued)

Page
7.6 Arbitration Costs 10
Article 8 MISCELLANEOUS 10
8.1 Other Activities and Interests 10
8.2 Confidentiality 10
8.3 No Partnership 11
8.4 Notice 11
8.5 Further Assurances 11
8.6 Entire Agreement 11
8.7 No Waivers 12
8.8 Time of the Essence 12
8.9 Counterparts 12
8.10 Parties in Interest 12

-ii-

NET SMELTER RETURNS ROYALTY AGREEMENT

THIS AGREEMENT dated as of the       day of

BETWEEN:

[Joint Venture],
(“JVCO”)

OF THE FIRST PART

AND:

GOLDPLATA RESOURCES PERU S.A.C.,
(the “Royalty Holder”)

OF THE SECOND PART

For good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Definitions

In this agreement, unless otherwise provided:

(a)

“Affiliate” means any person, partnership, joint venture, corporation or other form, of enterprise which directly or indirectly controls, is controlled, by, or is under common control with, a Party.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract; voting trust or otherwise;

(b)

“Agreement” means this royalty agreement;

(c)

“Allowable Deductions” has the meaning ascribed to that term in Schedule “A”;

(d)

“Business Day” means a day on which banks are generally open for business in Toronto, Canada.

(e)

“Gross Overriding Royalty” has the meaning ascribed to that term in Schedule “A”;

(f)

“Gross Proceeds” has the meaning ascribed to that term In Schedule “A”;

(g)

“Joint Venture Agreement” means the Suyckutambo Silver Project Joint Venture Agreement;

(h)

“Loss” means an insurable loss of or damage to Products, whether or not occurring on or off the Properties and whether the Products are in the possession of the JVCO or otherwise;

(i)

“Net Smelter Returns” and “Net Sales Returns” for any Product means the Gross Proceeds from the sale of such Product less Allowable Deductions related to such Product;

(j)

“Party” or “Parties” means one or more of the parties to this Agreement;

(k)

“Person”, means any individual corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof;

(l)

“Products” means the JVCO’s share of all ores mined from the Properties and all concentrates and other mineral products, metals or minerals (including diamonds) which are derived therefrom, whether on or off the Properties, for which there has been a Sale;

(m)

“Properties” means the interests in the mineral titles listed in Exhibit 1 to this Agreement and any other mineral titles to which such Exhibit 1 mineral titles may be converted and any mineral titles which may be added pursuant to the Joint Venture Agreement.

1.2

Exhibits

Schedule “A” and Exhibit 1, which are attached to this Agreement, are by reference incorporated into and form part of this Agreement.

1.3

Governing Law

This Agreement will in all respects be governed by and be construed in accordance with the laws in force in the Province of Ontario, Canada and, subject to Section 7.1, will be under the exclusive jurisdiction of the courts of the province of Ontario, Canada.

1.4

Severability

If any provision of this Agreement will be invalid, illegal or unenforceable, it will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision will be severed from this Agreement and the parties shall negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits hereunder.  In either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

1.5

Calculation of Time

If any time period set forth in this Agreement ends of a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day which is a Business Day.

1.6

Headings

The headings to the articles and sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

1.7

Other Matters of Interpretation

In this Agreement

(a)

the singular includes the plural and vice versa;

(b)

the masculine includes the feminine and vice versa;

(c)

references to “article”, “section” and “subsection” ate to articles, sections and subsections of this Agreement, respectively;

(d)

all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises’’;

(e)

all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise;

(f)

the word “person” includes an individual, partnership, firm, corporation, company, body politic, or government or department thereof; and

(g)

the words “hereto”, “herein”, “hereby”, “hereunder”, “hereof and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular article, part, section, exhibit or portion thereof.

ARTICLE 2
ROYALTY DESCRIPTION

2.1

Royalty Reserved

The Royalty Holder has reserved, and JVCO agrees to pay to the Royalty Holder, a royalty in respect of the Properties equal to the aggregate of two percent (2%) of the Net Smelter Returns on all Products, on the terms and conditions specified in this Agreement.

2.2

Interest in Land

The Parties intend that the Gross Overriding Royalty constitutes an interest in the Properties and, accordingly agree that:

(a)

the Gross Overriding Royalty will run with the Property, and every interest therein;

(b)

any sale or other; disposition of any interest in the Properties will be effective only in accordance with Section 4.3 hereof;

(c)

JVCO will upon request sign and deliver to the Royalty Holder, and the Royalty Holder may register or otherwise record against titles to the Properties, the form of notice or other document or documents as the Royalty Holder may reasonably request to give notice of the existence of the Royalty to third parties, to secure, payment of the Gross Overriding Royalty and to protect the Gross Overriding Royalty Holder’s right to receive the Gross Overriding Royalty as contemplated herein; and

(d)

if any mineral properties hereafter become a part of the Properties, JVCO agrees to execute and deliver such document or documents as the Royalty Holder may reasonably request to acknowledge that the Gross Overriding Royalty is applicable thereto.

ARTICLE 3
OPERATION OF THE PROPERTIES

3.1

JVCO to Determine Operations

JVCO may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other Products at sites located on or off the Properties, prior to sale, transfer, or conveyance to a purchaser, user, or consumer.  JVCO will not be liable for mineral values lost in processing under sound practices and procedures, and no Gross Overriding Royalty will be due on any such lost mineral values.  JVCO will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Properties and may suspend operations and production on the Properties at any time it considers prudent or appropriate to do so.  JVCO will owe the Royalty Holder no duty to explore, develop or mine the Properties, or to do so at any rate or in any manner other than that which JVCO may determine in its sole and unfettered discretion.

3.2

Insurance

Notwithstanding Section 3.1, JVCO will obtain and maintain insurance against Loss of Products prior to their sale, in such amounts and with such coverage as is customary in the industry (including, without limitation, fidelity insurance to protect against theft and business interruption coverage) with the Royalty Holder as a named insured.

3.3

Co-mingling

JVCO will not co-mingle Products from the Properties with other ores, doré, concentrates, mineral products, metals or minerals produced elsewhere, unless the Parties have agreed upon procedures for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in such Products and in the other ores, doré, concentrates, mineral products, metals and minerals.

ARTICLE 4
ASSIGNMENT

4.1

Assignment by the Royalty Holder

The Royalty Holder may convey or assign all or any portion of the Gross Overriding Royalty, provided that such assignment will not be effective against JVCO until the assignee has delivered to JVCO, a written and enforceable undertaking, whereby such assignee agrees to be bound, to the extent of the interest assigned, by all of the, terms and conditions of this Agreement.

4.2

Multiple Parties

Notwithstanding any assignment by the Royalty Holder, JVCO will not be or become liable to make payments in respect of the Gross Overriding Royalty to, or to otherwise deal in respect of this Agreement with, more than one person.  If the interests of the Royalty Holder hereunder are at any time owned by more than one person, such owners will, as a condition of receiving payment hereunder, nominate one person to act as agent and common trustee for receipt of monies payable hereunder and to otherwise deal with JVCO in respect of such interests (including, without limitation, the giving of notice to take or cease taking in kind) and no royalty owner will be entitled to administer or enforce any provisions of this Agreement except through such agent and trustee.  In such events, JVCO will, after receipt of notice respecting the nomination of such agent and trustee, thereafter make and be entitled to make payments due hereunder in respect of the Gross Overriding Royalty to such agent and trustee and to otherwise deal with such agent and trustee as if it were the sole holder of the Gross Overriding Royalty hereunder.

4.3

Assignment by JVCO

JVCO may transfer, sell, assign or otherwise dispose of all or any portion of its interest in the Properties provided that such disposition will not be effective as against the Royalty Holder until the transferee has delivered to the Royalty Holder a written and enforceable undertaking agreeing to be bound, to the extent of the interest disposed of, by all of the terms and conditions of this Agreement.

ARTICLE 5
PAYMENTS

5.1

Payment Obligation

The obligation to pay the Gross Overriding Royalty will accrue when there has been a sale of Products, provided that:

(a)

there will be deemed to have been a sale of treated metals upon the outturn of metals from such Products by the treatment facility to the account of the seller; and

(b)

any Gross Overriding Royalty due in respect of a Loss will accrue when the insurance proceeds are paid.

5.2

Provisional Settlements

Where the outturn of treated metals or a sale of other Products (including an insurance settlement in respect of a Loss) is made on a provisional basis, the amount of the Gross Overriding Royalty payable will be based upon the amount of metal or other Products or the value of the Loss credited by such provisional settlement, but will be adjusted to account for the amount of metal or other Products or the value of the Loss established by final settlement with the treatment facility or with the purchaser or insurer of other Products, as the case may be.

5.3

Due Payment

Gross Overriding Royalty payments will be due and payable quarterly on the last day of the month next following the end of the calendar quarter in which the same accrued.

5.4

Gross Overriding Royalty Statements

Gross Overriding Royalty payments will be accompanied by a statement showing in reasonable detail on a Product by Product basis for the relevant quarter:

(a)

the quantities and grades of Products produced and for which there was a sale in the quarter;

(b)

the actual proceeds of sale received in the quarter;

(c)

the Allowable Deductions in the quarter; and

(d)

other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

5.5

Adjustments

Subject to Section 5.2 hereof, all Gross Overriding Royalty payments will be considered final and in full satisfaction of all obligations of JVCO with respect thereto, unless the Royalty Holder gives JVCO written notice describing and setting forth a specific objection to the determination thereof within one year after receipt by the Royalty Holder of the quarterly Gross Overriding Royalty statement.  If the Royalty Holder objects to a particular quarterly statement as herein provided, then:

(a)

The Royalty Holder will have the right, upon reasonable notice and at a reasonable time, to have JVCO’s accounts and records relating to the calculation of the Gross Overriding Royalty, in question audited by a chartered accountant selected by the Royalty Holder and who enters into a confidentiality understanding substantially, on the terms of Section 8.2 hereof.

(b)

If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next quarterly Royalty Gross Overriding payment due hereunder.  If production has ceased, settlement will be made between the Parties by cash payment.

(c)

The Royalty Holder will pay all costs of such audit unless a deficiency of two percent (2%) or more of the amount due to the Royalty Holder is determined to exist.  JVCO will pay the costs of such audit if a deficiency of two percent (2%) or more of the amount due is determined to exist.

Failure on the part of the Royalty Holder to make claim on JVCO for adjustment in such one year period will establish the correctness of the payment and preclude the filing of exception thereto or making of claims for adjustment thereon.

5.6

Conversion of Currency

All payments to be made under this Agreement will be made in US dollars.

5.7

Wire Transfer

Payments to the Royalty Holder hereunder will be made without demand, notice, set-off, or reduction by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to JVCO not less than three (3) Business Days prior to the dates upon which such payments are to be made.

5.8

Trading Activities of JVCO

JVCO will have the right to market and sell refined metals and other Products in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (“trading activities”) which may involve the possible, physical delivery of Products.  The Gross Overriding Royalty will not apply to, and the Royalty Holder will not be entitled to participate in, the proceeds generated by JVCO, a shareholder of JVCO, or an Affiliate of either in trading activities or in the actual marketing or sales of Products.  In determining the net proceeds from any Products subject to the Gross Overriding Royalty, JVCO will not be entitled to deduct from Gross Proceeds, any losses suffered by JVCO, a shareholder or an Affiliate in trading activities.  In the event that JVCO engages in trading activities, the Gross Overriding Royalty will be determined on the basis of the value of Products produced and without regard to the price or proceeds actually received by JVCO, for or in connection with the sale, or the manner in which a sale to a third party is made by JVCO.  In the event that JVCO engages in trading activities in respect of Products other than refined metals, the Gross Proceeds will be determined on the basis of the value of such Products ex headframe or minesite loading facility in the case of ores or ex mill or other treatment facility in the case of other Products.

5.9

Books and Records

All books and records used by JCVO to calculate Gross Overriding Royalty due hereunder will be kept according to [U.S.] generally accepted accounting principles consistently applied.

ARTICLE 6
INDEMNITY

6.1

Indemnity

JVCO agrees that it will defend, (indemnify, reimburse and hold harmless the Royalty Holder, its officers, directors, shareholders, employees and its successors and assigns (collectively the “indemnified parties”), and each of them, from and against any and all claims, demands, liabilities, actions and proceedings, which may be made or brought against the Royalty Holder or which it may sustain, pay or incur that whosoever result from or relate to operations conducted on or in respect of the Properties that result from, or relate to the mining, handling, transportation, smelting or refining of the Products or the handling of transportation of the Products.

6.2

Limitation

The indemnity provided in Section 6.1 is limited to claims, demands, liabilities, actions and proceedings that may be made or taken against an indemnified party its capacity as or related to the Royalty Holder as a holder of the Gross Overriding Royalty and will not include any indemnity in respect of any claims, demands, liabilities, actions and proceedings against an indemnified party in any other capacity.

ARTICLE 7
DISPUTE RESOLUTION

7.1

Mandatory Arbitration of Disputes

All disputes between the Parties arising under this Agreement, which the Parties are unable to resolve within 20 days, will be resolved by arbitration in accordance with this Article 7 and, after expiry of the 20-day period, will be submitted to such arbitration by written demand of either Party.

7.2

Demand for Arbitration

To demand arbitration, any Party (the “demanding party”) will give written notice to the other Party (the “responding party”).  Such notice will specify the nature of the issues in dispute, the amount involved, and the remedy requested and the names of at least three qualified, disinterested arbitrators acceptable to it.  Within seven days of the receipt of the notice, the responding party will answer the demand in writing, specifying the issues that Party disputes and advising whether it accepts as arbitrator any of the arbitrators named in the notice.  If the responding party accepts an arbitrator named in the notice, that person will act as sole arbitrator of the dispute.

7.3

Arbitration Panel

If the responding party does not accept any of the arbitrators named, each Party will select one qualified arbitrator within five days of responding party’s answer.  Each of the arbitrators will be a disinterested person qualified by experience to hear and determine the issues to be arbitrated.  The arbitrators so chosen will select a neutral arbitrator within five days of their selection.  If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators will make application to any court of competent jurisdiction in the Province of Ontario with a copy to both Parties, requesting that court to select and appoint the third arbitrator.  The court’s selection will be final and binding on the Party.  The three arbitrators chosen pursuant to this Section 7.3 constitute the arbitration panel.

7.4

Commencement of Proceedings

Immediately upon appointment of arbitrator or arbitration panel, each Party must present in writing to the arbitrator or panel (with a copy to the other Party) its statement of the issue or issues in dispute.  Any questions of whether a dispute should be arbitrated under this article must be decided by the arbitrator or arbitration panel.  The arbitrator or panel as soon as possible, but not more than 15 days after appointment must meet in Toronto, Ontario, at a time and place reasonably convenient for the Parties, after giving each Party at least seven days notice.  The arbitration hearing must be conducted in accordance with the provisions of the Arbitration Act (Ontario), provided that if there is any conflict between the provisions of this Agreement and such rules the provisions of this Agreement will prevail.  Actions of the arbitrators comprises an arbitration panel must be by majority vote.

7.5

Arbitration Award

After hearing the Party in regard to the matter in dispute, taking such evidence and making such other investigation as justice requites and as the arbitrators deem necessary, they must decide the issues submitted to them within ten days thereafter and serve a written and signed copy of the award upon each Party.  Such award will be final and binding on the Party, and confirmation thereof may be applied for in any court of competent jurisdiction by any Party.  If the Parties settle the dispute in the course of the arbitration, such settlement must be approved by the arbitrator or panel on request of either Party and become the award.

7.6

Arbitration Costs

Fees and expenses of the arbitration and the reasonable legal costs of the Parties will be paid by the Parties in the proportions determined by the arbitrator or panel in his or its discretion having regard to the outcome of the arbitration and the relationship between the result of the arbitration and the positions taken by each of the Parties.

ARTICLE 8
MISCELLANEOUS

8.1

Other Activities and Interests

This Agreement and the rights and obligations of the parties hereunder are strictly limited to the Properties.  Each Party, will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate therein including activities involving mineral claims or mineral leases adjoining the Properties.

8.2

Confidentiality

All information, data, reports, records, feasibility studies and test results relating to the Properties and the activities of JVCO or, any other party thereon and the terms and conditions of this Agreement, all of which will hereinafter be referred to as “confidential information”, will be treated by the Royalty Holder as confidential and will not be disclosed to any person not a Party to this Agreement, except in the following circumstances;

(a)

the Royalty Holder may disclose confidential information to its auditors, legal counsel institutional lenders, brokers, underwriters and investment bankers, provided that such non-Party users are advised, of the confidential nature of the confidential information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the confidential information to those purposes necessary for such non-Party users to perform the services for which they were retained by the Royalty Holder;

(b)

the Royalty Holder may disclose confidential information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, provided that the proposed disclosure is limited to factual matters and that the Royalty Holder will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled; or

(c)

with the approval of JVCO.

Any confidential information that becomes part of the public domain by no act or omission in breach of this Section 8.2 will cease to be confidential information for the purposes of this Section 8.2.

8.3

No Partnership

This Agreement is not intended to, and will not be deemed to, create any partnership relation between the Parties including, without limitation, a mining partnership or commercial partnership.  Neither Party will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party.  Nothing herein contained will be deemed to constitute a Party the partner, agent or legal representative of the other Party.

8.4

Notice

Any notice, election, proposal, objection or other document required or permitted to be given hereunder (“Notices”) will be in writing addressed to the Parties as follows:

JVCO:
Royalty Holder:

All Notices will be given by personal delivery, facsimile transmission or prepaid, registered mail, return receipt requested.  All Notices will be effective and will be deemed delivered as follows:

(a)

if by personal delivery, on the date of delivery if, delivered during normal business hours on a Business Day, and, if not, then on the next Business Day following delivery;

(b)

if by electronic communication, on the next Business Day following receipt of the electronic communication; and

(c)

if by mail, on the next Business Day after actual receipt.

A Party may at any time change its address for future Notices hereunder by Notice in accordance with this section.

8.5

Further Assurances

Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Agreement.

8.6

Entire Agreement

This Agreement, including the exhibit hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto being hereby expressly rescinded and replaced hereby.  No modification or alteration of this Agreement will effective unless in writing executed subsequent to the date hereof by both Parties.  No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties.  There are no implied covenants contained herein.

8.7

No Waivers

No waiver of or with respect to any term or condition of this Agreement will be effective unless it is in writing and signed by the waiving Party, and then such waiver will be effective only in the specific instance and for the purpose of which given.  No course of dealing among the Parties, nor any failure to exercise, nor any delay in exercising, any right power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise, thereof or the exercise of any other right, power or privilege.

8.8

Time of the Essence

Time is of the essence in the performance of any and all of the obligations of the Parties, including, without limitation, the payment of monies.

8.9

Counterparts

This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.

8.10

Parties in Interest

This Agreement will enure to the benefit of and be binding on the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

[JVCO]
By:
Name:
Title:
GOLDPLATA RESOURCES PERU S.A.C.
By:
Name:
Title:

Schedule “A”

DEFINITION OF GROSS OVERRIDING ROYALTY

Base Metals

In respect of base metals, the phrase “Gross Overriding Royalty” means 2% of the Net Smelter Returns from all ores mined from the Properties which have a base metal or combination of base metals as the contained element of greatest economic value and all concentrates and other mineral products, metals or minerals which are derived therefrom prior to their sale (referred to in this section as the “Products”), where Net Smelter Returns equals the Gross Proceeds from sales of such Products less Allowable Deductions, where:

“Gross Proceeds” for any Product means the actual proceeds received for the sale of such Product (for greater certainty, including insurance proceeds in respect of any Loss); and

“Allowable Deductions” for any Product means the following reasonable costs, charges and expenses paid or reasonably incurred with respect to such Product:

(i)

charges for treatment in the smelting, refining and other benefication process (including handling, processing, interest, and provisional settlement fees, weighing, sampling, assaying umpire and representation costs, penalties, and other processor deductions);

(ii)

actual costs of transportation (including loading, freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of transportation) of Product from the Properties to the place of treatment and then to the place of sale;

(iii)

costs or charges of any nature for or in connection with insurance, storage, or representation at a facility where Product is treated; and

(iv)

sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, insofar as such taxes are attributable to Product, but not including income taxes;

provided that when Product is treated, whether on or off the Properties, in a facility wholly or partially owned by a Party or an Affiliate of a Party, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm’s length basis, or which would not be Allowable Deductions if those Products were treated by an independent third party, in both cases at competitive market prices and rates.

Precious Metals

In respect of precious metals, the phrase “Gross Overriding Royalty” means 2% of the Net Smelter Returns from all ores mined from the Properties and having a precious metal or combination of precious metals as the contained element of greatest economic value, and all dore, concentrates and other mineral products, metals or minerals which are derived therefrom prior to their sale (referred to in this section as the “Products”), where Net Smelter Returns equals the Gross Proceeds from sales of such Products less Allowable Deductions, where:

(a)

“Gross Proceeds” for any Product means the proceeds received or deemed to have been received for the sale of such Product, determined as follows:

(i)

if there is a sale of Product in the form of refined gold, then such gold will be deemed to have been sold at the average London Bullion Market Association of P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month in which it was produced by the number of days in that month for which such prices were reported;

(ii)

if there is a sale of Product in the form of refined silver, then such silver will be deemed to have been sold at the average New York Silver Price as published daily by Handy & Harman (or, should that publication cease, another similar publication acceptable to the payor and payee, acting reasonably), calculated by dividing the sum of all such prices reported for the calendar month in which it was produced by the number of days in that month for which such prices were reported; and

(iii)

if there is any other sale of Product including, without limitation, a sale in the form of raw ore, dore, concentrates, refined metals other than gold or silver, and any loss of Product in any form, then the Gross Proceeds will be equal to the amount of the proceeds actually received from the sale (for greater certainty, including insurance proceeds in respect of any Loss).

(b)

“Allowable Deductions” for any Product means the following reasonable costs, charges and expenses paid or reasonably incurred with respect to such Product:

(i)

charges for treatment in the smelting, refining and other benefication process (including handling, processing, interest, and provisional settlement fees, weighing, sampling, assaying umpire and representation costs, penalties, and other processor deductions);

(ii)

actual costs of transportation (including loading, freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of transportation) of Product from the Properties to the place of treatment and then to the place of sale;

(iii)

costs or charges of any nature for or in connection with insurance, storage, or representation at a facility where Product is treated;

(iv)

actual sales and brokerage costs; and

(v)

sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, insofar as such taxes are attributable to Product but not including income taxes;

provided that when the Product is treated, whether on or off the Properties, in a facility wholly or partially owned by a Party an Affiliate of a Party, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm’s length basis, or which would not be Allowable Deductions if those Products were treated by an independent third party, in both cases at competitive market prices and rates.

Diamonds

In respect of diamonds, the phrase “Gross Overriding Royalty” means 2% of the Net Sales Returns from all diamonds mined or recovered from the Properties (referred to in this section as “Diamonds”), where Net Sales Returns equals the Gross Proceeds less Allowable Deductions, where:

(a)

“Gross Proceeds” for all Diamonds sold means the actual proceeds received for the sale of such Diamonds (for greater certainty, including insurance proceeds in respect of lost or damaged Diamonds); and

(b)

“Allowable Deductions” means the following reasonable, costs, charges and expenses paid or reasonably incurred:

(i)

cost and expenses for preparing rough Diamonds for sale including, without limitation, for sorting, weighing, grading, valuing, pricing, parcelling (any or all of the foregoing, “sorting”) and cleaning;

(ii)

actual costs of shipping and transporting (including packaging, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of transportation) Diamonds from the Properties to the place of sale;

(iii)

costs and expenses for or in connection with insurance, security, packing, storage or representation at a facility where the sorting or cleaning of Diamonds takes place; and

(iv)

sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by production (out excluding income tax), and any royalties or like charges levied by any government, but only insofar as such taxes and royalties are payable based upon the proceeds received from a purchaser or are shown as deductions therefrom;

provided that when there is sorting or cleaning of Diamonds, whether on or off the Properties, in a facility wholly or partially owned by a Party or an Affiliate of a Party, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm’s length basis, or which would not be Allowable Deductions if the sorting or cleaning of the Diamonds was being done by an independent third party, in both cases at competitive market prices and rates.